Exhibit 8.2

North Atlantic Drilling Ltd.	Oslo, 8 November 2013 Ref: M4542424/1/131751-017/BB Lawyer in charge: Erling Lind

NORWEGIAN TAX ASSESSMENT REGARDING LISTING ON THE NEW YORK STOCK EXCHANGE

1. INTRODUCTION

We have been asked to provide an assessment as to whether or not the planned listing of the shares in North Atlantic Drilling Ltd (the “Company”) on the New York Stock Exchange (“NYSE”), combined with a de-registration in the Norwegian Securities Registry, will be deemed a taxable realisation of the shares in the Company for the Norwegian shareholders (the “Shareholders”).

Based on the following it is our opinion that this will not be a taxable event for the Shareholders.

2. BACKGROUND / BASIS FOR THE ASSESSMENT

The Company is registered on Bermuda and owns floating drilling units which are used for exploration of oil and gas, mainly on the Norwegian continental shelf.

Today the shares of the Company are registered with the Norwegian Securities Registry (VPS). The shares are not listed on any stock exchange, but they are regularly traded in the Norwegian OTC market.

The Company is planning to have the shares listed on the NYSE. In order to do that the shares must be de-registered in the Norwegian Securities Registry and instead be registered with a similar registry in the USA. When carrying out this operation the shares will be assigned a new ISIN (International Securities Identification Number). From a practical point of view the existing shares will be exchanged for new shares with new ISIN listed on the NYSE (“Exchange Offer”). The Company will direct an Exchange Offer to all the existing Shareholders.

Shareholders who decide to accept the Exchange Offer will receive the same number of new shares (with new ISIN) as they hold today. The Exchange Offer in connection with the listing on the NYSE will thus not cause any alteration of the number of Shareholders in the Company and no Shareholder will give up his ownership position in the Company. The value each Shareholder owns in the Company will be the same subsequent to the listing on the NYSE as it was prior to the listing. The Shareholders will not receive any consideration in connection with the acceptance of the Exchange Offer. The company will not be merged or demerged in connection with this transaction. The only difference will be that the Shareholders will own shares with a different ISIN and that the shares will be traded on the NYSE instead of the Norwegian OTC market.

3. TAX ASSESSMENT

It is our opinion that a de-registration in the Norwegian Securities Registry combined with a listing of the shares on the NYSE, will not trigger realisation taxation for the Shareholders.

Our opinion is based in the fundamental principle under Norwegian tax law that realisation, and taxation in connection with such realisation, will only be triggered when the ownership of the shares is given up. This condition has been clearly stated by the Norwegian Ministry of Finance in the preparatory works of the Norwegian Tax Act (cfr. Ot.prp. nr. 35 (1990-1991), pkt. 29.2.3.1, p. 303).

This principle has also been laid down by the Norwegian Supreme Court in a number of cases for several decades (cfr. i.a. Rt. 1925 s. 1009 (“Bergens Privatbank”), Rt. 1927 s. 386 (“Bryn”), Rt. 1998 s. 1425 (“Iversen”), Rt. 2001 s. 170 (“Espeland”), Rt. 2002 s. 798 (“Nordea”).

Advokatfirmaet Wiersholm AS

Ruseløkkveien 26. P.O. Box 1400 Vika, NO-0115 Oslo. T: +47 210 210 00. F: +47 210 210 01. www.wiersholm.no

Bank Account No: 6011.05.43908. Reg. No. 981 371 593

We have also been in contact the Norwegian Ministry of Finance (the Tax Law Department) to enquire the possibility of obtaining an interpretative decision regarding the tax assessment of the question raised in this particular case. Their response was that they considered this to be a specific matter which should be decided by the tax office in relation to the taxation of each Shareholder, and not a principal matter with required an interpretative decision. However, during the conversation the legal advisor at the Ministry of Finance, who handled our enquiry, confirmed that he agreed with our assessment and conclusion and that he could not see any reason why the Exchange Offer should trigger any tax liability for the Shareholders.

Our conclusion is on this background that the exchange of registration numbers as proposed in the Exchange Offer will not be a taxable realisation for the Shareholders.

On this basis we suggest that the following text, for Norwegian tax purposes, be included in the Exchange Offer prospectus which we understand will be presented to the Shareholders:

A holder of Original Shares should not be subject to any tax in Norway upon the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. We have applied to list the Exchange Shares for trading on the NYSE. As part of the NYSE listing and the Exchange Offer, Original Shares that have been tendered for exchange will be deregistered from the Norwegian Securities Registry and the newly issued Exchange Shares will be registered pursuant to the Securities Act and recorded on our books and records and with our transfer agent in the United States under a new ISIN/CUSIP. Following the Exchange Offer, (i) the number of our shareholders will not change; the ownership of Original Shares will not change; and (iii) the value of such shares will be the same both prior to and after completion of the Exchange Offer and the listing of the Exchange Shares. In addition, participants in the Exchange Offer will not receive any consideration in connection with the exchange of Original Shares for Exchange Shares.

In general, for a disposition of shares to qualify as a taxable event under Norwegian law there is a condition that the Shareholder gives up his ownership position in the Company. That does not happen in relation to de-registration and listing of the Shares on the NYSE. The Shareholders will own exactly the same number of shares at the same value subsequent to the listing on the NYSE as they did before. For the lbregoing reasons, in the opinion of Wiersholm AS, the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer, where the Exchange Shares will be identical to the Original Shares except that the Exchange Shares have been registered under the Securities Act, should not be subject to Norwegian capital gain tax.

We have also drafted a standard letter that outlines the relevant facts in the transaction, which the Shareholders who accepts the Exchange Offer may submit to the Norwegian tax authorities when filing their tax returns.

We hereby confirm that the opinion of Wiersholrn AS with respect to Norway tax matters expressed in the Company’s Registration Statement on Form F-4 (File No. 333-185395), including the Exchange Offer prospectus contained therein, as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on December 12, 2012, as thereafter amended or supplemented, (the “Registration Statement”) under the heading “Tax Considerations — Norway Tax Considerations” accurately states our views as to the tax matters discussed therein, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the opinions attributable to us as set forth therein under the heading “Tax Considerations — Norway Tax Considerations,” without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Yours sincerely,

for Advokatfirmaet Wiersholm AS

Bettina Banoun

bb@wiersholm.no